SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                       Commission File Number:  0-20897


          $62,036,000 PACIFICAMERICA HOME-EQUITY LOAN ASSET-BACKED NOTES,
                             SERIES 1998-2F, CLASS A-F
          $137,964,000 PACIFICAMERICA HOME-EQUITY LOAN ASSET-BACKED NOTES,
                             SERIES 1998-2V, CLASS A-V
           (Exact name of registrant as specified in its charter)

          250 VESEY STREET WORLD FINANCIAL CENTER, NORTH TOWER-10TH FLOOR,
                              NEW YORK, NEW YORK, 10281
                                   (212) 449-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          $62,036,000 PACIFICAMERICA HOME-EQUITY LOAN ASSET-BACKED NOTES,
                             SERIES 1998-2F, CLASS A-F
          $137,964,000 PACIFICAMERICA HOME-EQUITY LOAN ASSET-BACKED NOTES,
                             SERIES 1998-2V, CLASS A-V
              (Title of each class of securities covered by this Form)

                                        NONE
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  21

                            SEE ATTACHED CERTIFICATION


          Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:  March 23, 1999                By:  /s/ Judy L. Gomez
                                               Judy L. Gomez
                                               Assistant Vice President
                                               Bankers Trust Company
                                               of California, N.A.


          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                            ACCOUNT HOLDER CERTIFICATION

          $62,036,000 PACIFICAMERICA HOME-EQUITY LOAN ASSET-BACKED NOTES,
                             SERIES 1998-2F, CLASS A-F
          $137,964,000 PACIFICAMERICA HOME-EQUITY LOAN ASSET-BACKED NOTES,
                             SERIES 1998-2V, CLASS A-V1

                        Commission File Number:  0-20897

          I hereby certify that the following information is correct:

                                            CERTIFICATE HOLDERS
                 NAME OF SECURITY           AS OF DECEMBER 31, 1998.

                 CLASS A-F                  8

                 CLASS A-V                  11

                 CERT F                     1

                 CERT V                     1


                 TOTAL                      21


          Date:  March 23, 1999

                                Bankers Trust Company of California, N.A., not in its individual capacity but solely as a duly authorized agent of the Registrant pursuant to the Indentures dated as of June 1, 1998.

                                By:  /s/ Judy L. Gomez
                                Judy L. Gomez
                                Assistant Vice President
                                Bankers Trust Company of California, N.A.